Exhibit 5.1

March 29, 2024

Genenta Science S.p.A.

Via Olgettina, 58

20132 - Milan

Ladies and Gentlemen:

RE:	Genenta Science S.p.A. – Registration Statement on Form S-8

1.	Introduction

1.1.	We have acted as Italian legal advisers to Genenta Science S.p.A., a joint stock company incorporated under Italian law with its registered office at Via Olgettina 58, 20132, Milan, Italy (the “Company”), in connection with the registration of 2,700,000 ordinary shares without par value (the “Ordinary Shares”) to be issued by the Company under the “2021 – 2025 Equity Incentive Plan” (the “Plan”).

1.2.	This opinion is being furnished in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder.

1.3.	For the purpose of giving the opinion set forth below, we have examined the following documents (the “Documents”):

(i)	a copy of the Company’s currently effective bylaws;

(ii)	the Registration Statement;

(iii)	copy of the resolutions passed by the extraordinary shareholders’ meeting of the Company on May 20, 2021 pursuant to which it was resolved, inter alia, to increase the share capital of the Company to the service of the Plan (the “Capital Increase Resolution”);

(iv)	copy of the resolutions passed by the Board of Directors meeting of the Company on May 20, 2021 pursuant to which it was resolved, inter alia, to adopt the regulation of the Plan (the “Plan Resolution”);

(v)	copy of the resolutions passed by the extraordinary shareholders’ meeting of the Company on June 13, 2023 pursuant to which it was resolved, inter alia, to extend the final term of the capital increase to the service of the Plan from December 31, 2025 to December 31, 2035 (the “Capital Increase Extension Resolution”);

(vi)	copy of the resolutions passed by the Board of Directors meeting of the Company on March 28, 2024 pursuant to which it was resolved, inter alia, to amend the regulation of the Plan to allow issuance of stock options having an exercise period of 10 years (the “Plan Amendment Resolution”, and, together with the Capital Increase Resolution, the Plan Resolution and the Capital Increase Extension Resolution, the “Resolutions”);

VIA DEI BOSSI, 4 – 20121 MILANO TEL.: +39 02 9769 7800 – FAX: +39 02 8718 1445 CODICE FISCALE E P.IVA (VAT NO.): 08347040969 www.galaw.it

(vii)	the regulations of the Plan as last amended according to the Plan Amendment Resolution.

1.4.	We have made no searches or enquiries concerning the Company or any other person or entity, and we have examined no corporate records of the foresaid, save for those searches, enquiries, instruments, documents, or corporate records expressly specified as being made or examined in this opinion. Subject to the foregoing, we have reviewed exclusively those provisions of the law of the Republic of Italy that we have considered appropriate for the purpose of this opinion.

1.5.	This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, Italian law and relate only to Italian law as applied by the Italian courts, including the laws of the European Union to the extent having the force of law in Italy, as at today’s date.

1.6.	In this legal opinion, Italian legal concepts are expressed in English terms and not in their original Italian language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Italian law and that any dispute arising out of or in connection with this legal opinion shall be subject to the exclusive jurisdiction of the Court of Milan.

2.	Assumptions

2.1.	In giving this opinion, we have assumed that:

2.1.1.	all Documents submitted to us as copy or specimen documents are conformed to their originals, and the originals are genuine, updated and complete;

2.1.2.	the signatures stamps and seals on the originals of all Documents submitted to us are genuine;

2.1.3.	where a Document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

2.1.4.	the accuracy as to factual matters of each Document we have reviewed;

2.1.5.	all statements contained in the Registration Statement and in the Documents were true and accurate when made and remain true and accurate;

2.1.6.	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

2.1.7.	each director of the Company has disclosed any interest which he or she may have in the transactions contemplated by the Resolutions in accordance with the provisions of Article 2391 of the Italian Civil Code;

2.1.8.	the meeting of the Company’s Board of Directors and the extraordinary shareholders’ meeting of the Company referred to above were duly convened and held and all formalities required to be fulfilled prior to the convening of such meetings were fulfilled, and the Resolutions have been duly passed and up to the date hereof has not been revoked, superseded, challenged, or amended, in full or in part, and is still in force

VIA DEI BOSSI, 4 – 20121 MILANO TEL.: +39 02 9769 7800 – FAX: +39 02 8718 1445 CODICE FISCALE E P.IVA (VAT NO.): 08347040969 www.galaw.it	2

2.1.9.	the Ordinary Shares are and will be issued to the beneficiaries of the Plan in accordance with the Resolutions and the Board of Directors will duly adopt any resolutions and/or activities necessary to carry out the authorized capital increase, in one or more tranches, for the issuance of the Ordinary Shares to the beneficiaries of the Plan in accordance with the Capital Increase Resolution, as amended by the Capital Increase Extension Resolution;

2.1.10.	no offer whatsoever of Ordinary Shares will take place in the Republic of Italy and/or in the European Union or, in the event such offer takes place in the Republic of Italy and/or in the European Union, the same will not be qualified as offer to the public, pursuant to article 100 of Legislative Decree 58/1998, article 34-ter of the Consob Regulations 11971/99 and article 1, paragraph 4, of Regulation (EU) 2017/1129, as amended from time to time;

2.1.11.	for the purposes of this opinion, the term “non-assessable” used under paragraph 3.1 below means that the owner of the Ordinary Shares cannot be required by the Company to pay additional amounts for its Ordinary Shares once the subscription price is fully and duly paid; and

2.1.12.	there are no facts, documents, circumstances or matters which may be material to the opinions set out herein and which have not been disclosed to us by the Company, notwithstanding our reasonable inquiry.

2.2.	We express no opinion as to any laws other than the laws of Italy in force at the date hereof and we have assumed that none of the opinions expressed below will be affected by the laws of any jurisdiction other than the Republic of Italy.

3.	Opinion

3.1.	Based and relying upon the foregoing and subject to the assumptions, qualifications and reservations contained herein and to any matter not disclosed to us, we are of the opinion that the extraordinary shareholders’ meetings of the Company which adopted the Capital Increase Resolution and the Capital Increase Extension Resolution have duly authorized the issuance of the Ordinary Shares and, upon exercise by the Company’s Board of Directors of the powers delegated to it by such extraordinary shareholders’ meetings to carry out the authorized capital increase in one or more tranches, the Ordinary Shares, if and when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

4.	Qualifications

4.1.	We are giving no opinion either as to (i) the contents of the Registration Statement (including any documents incorporated by reference therein), or (ii) bankruptcy, insolvency, liquidation, reorganization moratorium and similar laws of general applicability relating to or affecting the rights of creditors of the Company in general.

4.2.	It should be understood that (i) the opinions expressed above are based upon our examination of the Documents listed under point 1.3 above, as applicable, and (ii) we have not been responsible for investigating or verifying the accuracy of the facts or statements of foreign law or that no material facts have been omitted from them and express no opinion with respect thereto.

VIA DEI BOSSI, 4 – 20121 MILANO TEL.: +39 02 9769 7800 – FAX: +39 02 8718 1445 CODICE FISCALE E P.IVA (VAT NO.): 08347040969 www.galaw.it	3

5.	Reliance

5.1.	This opinion is given on the basis that there will be no amendment to or termination or replacement of the Documents, referred to above and on the basis of the laws of Italy in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Italy after the date of this opinion. We also disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

5.2.	This opinion speaks as of its date and is addressed to you solely for your benefit in connection with the obligations of the Company arising from the offer of the Securities. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

5.3.	Any issue of liability connected with our rendering this opinion shall be solely subject to the substantive laws of Italy regardless of any reference to the laws of another jurisdiction pursuant to any applicable rule governing conflicts of laws. Any dispute shall be subject to the exclusive jurisdiction of the Court of Milan.

Yours faithfully

/s/ Giovannelli e Associati

VIA DEI BOSSI, 4 – 20121 MILANO TEL.: +39 02 9769 7800 – FAX: +39 02 8718 1445 CODICE FISCALE E P.IVA (VAT NO.): 08347040969 www.galaw.it	4